Exhibit 6.250.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
ARRIVED TN THEODORE, LLC

This Limited Liability Company Agreement ("**Agreement**") of Arrived TN Theodore, LLC (the "**Company**"), effective as of June 1, 2023 (the "**Effective Date**"), is entered into by and between the Company and Arrived Homes Series Theodore, a series of Arrived Homes, LLC, a Delaware limited liability company, as the sole member of the Company (the "**Member**").

WHEREAS, the Company was formed as a limited liability company on June 1, 2023 by the filing of the Certificate of Formation with the Secretary of State of the State of Tennessee pursuant to and in accordance with the Tennessee Revised Limited Liability Company Act (T.C.A § 48-249), as amended from time to time (the "**Act**"); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein, and that, to the extent permitted by the Act, the terms and provisions of this Agreement shall control in the event there is a conflict between the Act and this Agreement.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The name of the Company is Arrived TN Theodore, LLC.

2. Purpose. The purpose of the Company is (i) to acquire a single family home for investment purposes and (ii) to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 1700 Westlake Ave N, Suite 200, Seattle, WA 98109, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Tennessee and the registered office of the Company in the State of Tennessee shall be that person and location reflected in the Articles of Organization. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Initial Member. The Member owns 100% of the membership interests in the Company. The name and the mailing address of the Member are as follows:

Name	**Address**

Arrived Homes Series Theodore, a series of Arrived Homes, LLC	1700 Westlake Ave N Suite 200 Seattle, WA 98109

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Manager: Rights and Duties.

(a) Management of the Company. The overall management and control of the business and affairs of the Company shall be vested solely and exclusively in the Manager. Arrived Holdings, Inc., a Delaware corporation, shall be the initial Manager and shall serve until its resignation or removal by the vote of the Member. Any action taken by the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall have all authority, rights, and powers in the management of the Company to do any and all acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an "**Officer**"). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

(c) Compensation. Except as otherwise provided herein or agreed upon by the Member, the Manager shall not receive any compensation from the Company for his services.

(d) Expenses; Reimbursement of Manager. The Company shall reimburse the Manager for all monies advanced and expenses incurred by the Manager which are directly connected to the management of the Company's business or affairs. The Company shall bear all operating expenses of the Company including, without limitation, the cost of any legal and accounting services performed on behalf of the Company by outside legal or

accounting firms, and all due diligence, financing and other expenses relating to the Company's business or property.

(e) Vacancies. If a vacancy in the Manager's position arises as a result of removal or resignation, the Member may elect an additional or substitute Manager who shall succeed to all of the rights and obligations of the Manager under this Agreement.

(f) Limitation on Liability; Indemnification. The Manager and Officer's, if any, shall not be liable, responsible or accountable in damages or otherwise to the Company or the Member for any act or omission by any such person performed in good faith pursuant to the authority granted to such person by this Agreement or in accordance with its provisions, and in a manner reasonably believed by such person to be within the scope of the authority granted to such person and in the best interest of the Company; provided that such act or omission did not constitute fraud, misconduct, bad faith or gross negligence. The Company shall indemnify and hold harmless the Manager, and each director, officer, member, employee or agent thereof, if any, against any liability, loss, damage, cost or expense incurred by it on behalf of the Company or in furtherance of the Company's interests without relieving any such person of liability for fraud, misconduct, bad faith or negligence. No Member shall have any personal liability with respect to the satisfaction of any required indemnification of the above-mentioned persons.

Any indemnification required to be made by the Company shall be made promptly following the fixing of the liability, loss, damage, cost or expense incurred or suffered by a final judgment of any court, settlement, contract or otherwise. In addition, the Company may advance funds to a person claiming indemnification under this Section for legal expenses and other costs incurred as a result of a legal action brought against such person only if (i) the legal action relates to the performance of duties or services by the person on behalf of the Company, (ii) the legal action is initiated by a party other than a Member, and (iii) such person undertakes to repay the advanced funds to the Company if it is determined that such person is not entitled to indemnification pursuant to the terms of this Agreement.

6. Liability of Member; Indemnification.

(a) Liability of Member. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being the Member or participating in the management of the Company.

(b) Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (provided that such act or omission did not constitute fraud, misconduct, bad faith or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only,

and neither the Member nor any other person shall have any personal liability on account thereof.

7. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member.

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 48-249-6 of the Act, unless the Company's existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file Articles of Dissolution in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction).

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MEMBER:

Arrived Homes Series Theodore, a series of Arrived Homes, LLC, a Delaware limited liability company

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